Exhibit 99.2

Company Contact:	Investor Relations Contact:
Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance and Administration	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
Moriah@lhai-sf.com

TESSERA TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND FULL

YEAR 2005 RESULTS

-2005 Royalties and License Fees Grew 44 Percent Versus 2004-

–Company Adds New Parties to California Litigation -

- Doug Norby, Chief Financial Officer, Retires -

San Jose, Calif., February 1, 2006 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its results for the fourth quarter and year ended December 31, 2005.

Revenue Highlights: Fourth Quarter 2005

•	Total revenue was $24.6 million.

•	Royalties and License Fees revenue was $17.7 million.

•	Services revenue was $4.5 million.

GAAP net income for the fourth quarter of 2005 was $6.8 million, or $0.14 per diluted share. Pro forma net income for the fourth quarter of 2005 was $10.2 million and pro forma net income per diluted share was $0.22. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation. Pro forma net income per diluted share equals pro forma net income divided by the weighted diluted share count as of that period end.

Revenue Highlights: Year ended December 31, 2005

•	Total revenue for 2005 was $94.7 million, increasing 30 percent.

•	Royalties and License Fees were $56.9 million, up 44 percent.

•	Services revenue was $16.5 million, up 26 percent.

Net income for the year ended December 31, 2005 was $31.4 million, or $0.66 per diluted share. Tessera recognized a $24.7 million income tax benefit in the fourth quarter of 2004 and as a result, net income for year 2004 was $59.1 million, or $1.27 per diluted share. Pro forma net income for the year ended December 31, 2005 was $46.2 million and pro forma net income per diluted share was $0.97. This compares to $34.8 million, or $0.75 per diluted share for 2004.

Bruce McWilliams, Tessera’s chairman, president and chief executive officer, stated, “Extremely strong growth in usage of chip scale packaging (CSP) by our customers drove a 25 percent sequential increase in our Royalties and License Fees, bringing our total fourth quarter revenue to $24.6 million. For the year, our Royalties and License Fees grew 44 percent to $56.9 million. This data indicates the value of Tessera’s CSP technology in the market and illustrates the increased usage of our technology in the industry.”

Expanded Enforcement Action

McWilliams continued, “Our strategy for broadening our royalty base has consisted of two elements: our ongoing licensing program and our enforcement efforts. We have had great success resulting in licensees with five of the top six integrated circuit manufacturers in the world. However, despite these successes, Tessera believes our paying licensees currently represent only approximately 36 percent of packaged chips manufactured using Tessera technology in 2005. Hence, we have decided to expand our enforcement efforts to protect our intellectual property and to ensure a level playing field for all our customers.”

On January 31, 2006 Tessera amended its Northern District of California complaint to include STMicroelectronics, ASE, STATS ChipPAC, Siliconware Precision Industries (SPIL) and ChipMOS. The company believes this action is in the best interest of its shareholders and its current customers and will provide more detail in its earnings call later today.

“We intend to vigorously defend our intellectual property in these cases as we have in the past. Assuming successful resolution of our enforcement actions in Texas and California, we expect to collect Royalties and License Fees from more than 80 percent of packaged chips manufactured using Tessera technology,” concluded McWilliams.

CFO Retires

Doug Norby, Tessera’s chief financial officer and senior vice president, retired from the company on January 31, 2006. Norby had been with Tessera since July of 2003 and his retirement plans were announced in November, 2005. The search for Norby’s successor is currently underway. Mike Forman, our current Vice President, Finance and Administration, has been named interim chief financial officer until a successor for Norby is found.

“I would once again like to thank Doug for his leadership and important contributions to the company. We wish him the very best in his retirement,” stated McWilliams.

2006 Financial Guidance

Tessera expects first quarter 2006 total revenue in the range of $22.5 to $23.0 million. Royalties and license fees are projected to increase approximately six percent sequentially from a very strong prior quarter, and up 58 percent from the first quarter 2005. Expenses including cost of revenue, research and development, and selling, general and administration are projected in the range of $16.0 to $16.5 million, including $4.5 million of litigation. This figure excludes stock based compensation expense. The company’s book tax rate is projected to be 36 percent, with cash taxes paid approximating 4 percent of revenue in this first quarter.

Tessera expects full year 2006 total revenue in the range of $118 to $122 million. The Royalties and License Fees growth rate is projected to be slightly in excess of 50 percent over 2005. Expenses including cost of revenue, research and development, and selling, general and administration are projected in the range of $61 to $62 million. This figure excludes stock based compensation expense. The company’s book tax rate is projected to be 36 percent, with cash taxes paid approximating 4 percent of revenue.

“As per our policy, we include estimates of the impact of new agreements in our annual guidance; however, for our quarterly guidance, we do not include the impact of new agreements that are not already signed,” stated Mike Forman. “Our first quarter 2006 guidance reflects reported results from our major customers in the fourth quarter of 2005. Year-over-year we expect 2006 Royalties and License Fees growth in excess of 50 percent.”

Conference Call Information

Tessera Technologies will host its fourth quarter and year-end 2005 conference call on February 1, 2006 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 4412077.

About Tessera Technologies, Inc.

Tessera Technologies is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera, MicroBGA, Compliant Chip, MicroZ and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2005 include more information about factors that could affect the company’s financial results.

– Tables to Follow –

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Royalty and license fees	$17,692	$12,193	$56,930	$39,624
Past production payments	2,439	2,068	21,269	19,998
Service revenues	4,465	4,063	16,501	13,114

Total revenues	24,596	18,324	94,700	72,736

Operating expenses:
Cost of revenues	4,003	3,116	13,313	9,613
Research and development	2,077	1,541	7,013	7,107
Selling, general and administrative	8,730	6,311	27,557	20,144
Stock-based compensation	404	25	1,244	231

Total operating expenses	15,214	10,993	49,127	37,095

Operating income	9,382	7,331	45,573	35,641
Other income, net	1,128	353	3,555	828

Income before taxes	10,510	7,684	49,128	36,469
Income tax provision (benefit)	3,758	(24,813)	17,679	(22,594)

Net income attributable to common stockholders	$6,752	$32,497	$31,449	$59,063

Basic and diluted net income per share attributable to common stockholders:
Net income per common share; basic	$0.15	$0.78	$0.71	$1.47

Net income per common share; diluted	$0.14	$0.69	$0.66	$1.27

Weighted average number of shares used in per share calculations; basic	44,861	41,657	44,003	40,077

Weighted average number of shares used in per share calculations; diluted	47,486	47,229	47,733	46,622

(1) Operating expense line item detail excludes stock-based compensation, as follows:
Research and development	$152	4	$440	$56
Selling, general and administrative	252	21	804	175

Total	$404	$25	$1,244	$231

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA (in thousands) (unaudited)
Non-cash income tax expense (benefit)	$3,075	$(24,822)	$13,509	$(24,479)

RECONCILIATION TO PRO FORMA INCOME FROM NET INCOME

(in thousands, except per share amounts)

(unaudited)

Net income, as reported	$6,752	$32,497	$31,449	$59,063
Add:
Stock-based compensation	404	25	1,244	231
Non-cash income tax expense	3,075	(24,822)	13,509	(24,479)

Pro forma net income	$10,231	$7,700	$46,202	$34,815

Pro forma net income per common share; diluted	$0.22	$0.16	$0.97	$0.75

Weighted average number of shares used in per share calculations; diluted	47,486	47,229	47,733	46,622

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$127,594	$108,339
Accounts receivable	4,602	3,263
Other current assets	2,229	16,475

Total current assets	134,425	128,077

Property and equipment, net	8,751	2,484
Intangible assets	12,757	—
Goodwill	24,154	—
Other assets	10,040	9,121

Total assets	$190,127	$139,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,043	$984
Accrued liabilities	6,802	3,615
Deferred revenue	324	107

Total current liabilities	10,169	4,706

Stockholders’ equity:

Common Stock	45	42
Additional paid-in capital	182,720	167,359
Deferred stock-based compensation	(2,245)	(414)
Accumulated deficit	(562)	(32,011)

Total stockholders’ equity	179,958	134,976

Total liabilities and stockholders’ equity	$190,127	$139,682

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Pro forma net income	$10,231	$7,700	$46,202	$34,815

Less:
Stock-based compensation	404	25	1,244	231
Non-cash income tax expense (benefit)	3,075	(24,822)	13,509	(24,479)

Net income, as reported	$6,752	$32,497	$31,449	$59,063

Pro forma net income per common share; diluted	$0.22	$0.16	$0.97	$0.75

Weighted average number of shares used in per share calculations; diluted	47,486	47,229	47,733	46,622

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